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Pricing Supplement 10 dated December 12, 2001	Rule 424(b) (3)
(To Prospectus dated March 22, 2000 and	File No. 333-31502
Prospectus Supplement dated March 22, 2000)

PACCAR FINANCIAL CORP.
Medium-Term Notes, Series J—Floating Rate
CUSIP# 69371RVL7

   We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

/ /	Goldman, Sachs & Co.
/x/	Banc of America Securities LLC
/ /	Merrill Lynch & Co.
/ /	Morgan Stanley Dean Witter
/ /	Salomon Smith Barney
/ /	Other
/ /	acting as / / principal /x/ agent

at: / / varying prices related to prevailing market prices at the time of resale /x/ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $50,000,000	Original Issue Date:	December 21, 2001
Agent's Discount or Commission: 0.20%	Maturity Date:	December 22, 2003
Net Proceeds to Company: $49,900,000	Interest Payment Date(s):	Monthly on the 21st or next Business day via modified following business day convention, commencing January 21, 2002

Calculation Agent:

Interest Calculation:

/x/	Regular Floating Rate Note	/ /	Floating Rate/Fixed Rate Note
/ /	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
/ /	Other Floating Rate Note
(see attached)

Initial Interest Rate: To Be Determined

Initial Interest Reset Date: January 21, 2002

Interest Reset Date(s): Monthly on the 21st or next business day via modified following business day convention

Interest Rate Basis:

/ /	CD Rate			/ /	Federal Funds Rate		/ /	Prime Rate
/ /	Commercial Paper Rate			/x/	LIBOR		/ /	Treasury Rate
/ /	CMT Rate			Designated LIBOR Page:			/ /	Other (see attached)
	/ /	CMT Telerate Page 7051			/ /	LIBOR Reuters Page
	/ /	CMT Telerate Page 7052			/x/	LIBOR Telerate Page 3750
		If CMT Telerate Page 7052:				LIBOR Currency:
		/ /	Weekly Average
		/ /	Monthly Average

Index: 1 Month LIBOR
Spread (+/-): + 0.08%
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Day Count Convention:

/ /	30/360 for the period from to .
/x/	Actual/360 for the period from December 21, 2001 to December 22, 2003.
/ /	Actual/Actual for the period from to .

Redemption:

/x/	The Notes may not be redeemed prior to the Maturity Date.
/ /	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
/ /	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:

/x/	The Notes may not be repaid prior to the Maturity Date.
/ /	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check / /
   Issue Price:     %

Form: /x/ Book-Entry / / Certificated

Other Provisions:

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PACCAR FINANCIAL CORP. Medium-Term Notes, Series J—Floating Rate CUSIP# 69371RVL7